SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549



                           FORM 8-K




        Current Report Pursuant to Section 12 or 15(d) of the Securities Exchange Act of 1934



  Date of Report (date of earliest event reported):  March 4, 1997


                        WILD WINGS, INC.
    (Exact Name of Registrant as Specified in its Charter)


      NEVADA                 33-89714             84-1120614
  (State or Other        (Commission File Number) (Employer
   Jurisdiction)                                  Identification
                                                  Number)


      899 South  Artistic Circle, Springville, UT  84663
           (Address of Principal Executive Offices)


  Registrant's Telephone Number, Including Area Code:  (801) 491-4066


            Page 1 of 3 consecutively numbered pages.




ITEM 1.  CHANGE IN CONTROL

     On March 4, 1997 Wild Wings, Inc., (the "Company") entered into a letter of intent with Mid-Ag, L.C. (to be reorganized as Red Oak Farms, Inc.) to acquire all of the issued and outstanding stock of Red Oak Farms, Inc. from the shareholders of Red Oak Farms, Inc. in exchange for 10,000,000 shares of the $.001 par value common stock of the Company. This transaction is intended to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code such that the shares of the Company received by the shareholders of Red Oak Farms, Inc. will be received on a tax-free basis. The shares to be issued by the Company will be restricted securities as defined in Rule 144 under the Securities Act of 1933, and an appropriate legend will be placed on the certificates representing such shares. At the date of closing this transaction, there will be 10,960,000 shares outstanding.

     The closing of this transaction is subject to the following conditions:

  1. On or before the closing date, Wild Wings, Inc. will provide audited financial statements as of December 31, 1996 with a current interim statement showing $0 liabilities and $0 assets as of the Closing Date.

  2. Wild Wings, Inc. shall be in good standing as a corporation of the State of Nevada and shall not be in violation of any Federal or State securities or other laws governing it.

  3. Wild Wings, Inc. will be current in all of its filing requirements as to all tax, securities or other reports required under laws to which it is subject, and shall deliver copies of these reports to Mid-Ag, L.C. along with copies of its past and current audited financial statements.

  4. Red Oak Farms, Inc. shall be in good standing as a corporation incorporated under the laws of the State of Iowa and shall be duly qualified to do business as a foreign corporation in those jurisdictions which require such qualification. Red Oak Farms, Inc. shall be free from any material pending or threatened litigation, claims, or contingent liabilities.

  5. Mid-Ag, L.C. and Red Oak Farms, Inc. shall be current and in good standing with respect to all material contracts to which it is a party, unless disclosed and accepted by the board of directors of Wild Wings, Inc.

  6. Mid-Ag, L.C. agrees that it will engage a financial public relations firm by the closing date of this transaction who is mutually satisfactory to Mid-Ag, L.C. and the now existing board of directors of Wild Wings, Inc. Such firm, or an acceptable substitute firm, shall be continuously engaged for a minimum of eighteen (18) months. Two million shares of Red Oak Farms, Inc. owned by the current shareholders of Mid-Ag, L.C. will be placed in escrow at closing and released once this provision has been fulfilled.

  7. Mid-Ag, L.C. agrees that it will engage a management consulting firm by the closing date of this transaction who is mutually satisfactory to Mid-Ag, L.C. and the now existing board of directors of the Wild Wings, Inc. The management consulting firm will assist the management in evaluating and revising their current business plan and assisting management in the development of a marketing and financing plan.

  8. Mid-Ag, L.C. agrees that it will have a minimum of two year binding contract with a packing plant to slaughter Mid-Ag, L.C. cattle that is mutually satisfactory to Mid-Ag, L.C. and the now existing board of directors of Wild Wings, Inc.

  9. Mid-Ag, L.C. agrees that it will have a binding contract with the American Hereford Association for the exclusive right to produce and market "Certified Hereford Beef" that is mutually satisfactory to Mid-Ag, L.C. and the board of directors of Wild Wings, Inc.

  10. Mid-Ag, L.C. agrees that at the time of closing the Red Oak Farms, Inc. will have entered into a binding agreement to acquire 100% of the outstanding shares of Midland Cattle Company.

  11. Mid-Ag, L.C. agrees to hire additional management to serve in senior management levels. Specifically, the Company will hire management with senior level experience in marketing and promotion. Such management will be hired within a reasonable time period after closing not to exceed 120 days from the date of closing.

  12. Upon the execution of the Letter of Intent by both parties, counsel for Wild Wings, Inc. and Mid-Ag, L.C. will prepare an Exchange Agreement, which shall contain provision in accord with this letter together with such further appropriate terms and conditions as legal counsel and the parties may mutally determine. The Exchange Agreement shall be subject to the approval of the repsective shareholders and boards of directors of the Wild Wings, Inc. and Mid-Ag, L.C.



  /s/ Brenda M. Hall, President
  Wild Wings, Inc.



                                   -3-